Exhibit 10.1

Confidential

One Horizon Group, Inc.

Re-pricing of Series A Preferred Term Sheet for Martin Eberhard

Issuer:	One Horizon Group, Inc. (“Company”)

Investors:	Martin Eberhard (collectively, the "Investor")

Proposed Transaction:	Adjustment of conversion price and extension of term with regard to 51’282 shares of Series A redeemable convertible preferred stock (“Convertible Preferred”) and adjustment of exercise price of 10’000 Class B warrants (“Warrants”), collectively referred to as the “Transaction”).

Redemption :	The Convertible Preferred shall be redeemable at the option of holders commencing any time after February 1, 2018 from closing of the Transaction at a price equal to (the “Original Purchase Price”) plus all accrued but unpaid interest.

Adjusted Conversion Price:

The Convertible Preferred will be adjusted to convert into common stock at $.30 per share (i.e. 19.5:1) from $5.85 per share. At Investor’s election, Investor may convert at any time after 12 months from closing. Automatic conversion into common stock at the 24 month anniversary of the close of the Transaction.. Convertible Preferred shares will convert into common on a 1:1 basis.

Coupon Rate:

The Convertible Preferred will carry an annual coupon of at the original amount of 10%, payable in shares. Coupon will be paid in advance in form of common stock in the amount of 150,000 shares (including accrued interest from end of July 2016 until end of January 2017). In the event that the Preferred remains outstanding beyond the term, any future interest due shall be paid in shares at the current price of the market at that time.

Confidential

Closing:	February 16, 2017

Warrants:	The Warrants will be adjusted to a new exercise price at closing of the Transaction. The terms are as follows:

Warrant	Coverage	Term	Original Exercise Price New Exercise Price
Class B	10,000 Warrants	3 years	$4.00 $ .35

Restrictions on Conversion of Convertible Preferred and Exercise of Warrants:	Investors shall not convert Convertible Preferred nor exercise Warrants to the extent such Investor’s beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of common stock would exceed 9.99% of the common stock outstanding.

Series A Warrant Adjustment:	As further consideration for entering into the present transaction, the Company will adjust the existing Series A warrants by reducing the exercise price from $5.94 to $ .50. In addition the expiration date of the Series A warrants shall be extended to July 21, 2019.

Additional Terms:	Subject to such customary additional terms not inconsistent with the above as agreed between the parties.

IN WITNESS WHEREOF, the Parties have executed this Term Sheet

One Horizon Group Inc.	Series A Preferred Holder

By:__________________________	By:__________________________

Name:_______________________	Name:

Title:________________________	Title:

Dated: _______________________	Dated: